UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 6, 2005

INVERNESS MEDICAL INNOVATIONS, INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts  02453

(Address of Principal Executive Offices)  (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 8.01 Other Events

On April 6, 2005, Inverness Medical Innovations (the “Company”) entered into a binding settlement agreement of its pending litigation with Princeton BioMeditech Corporation (“PBM”).  The settlement includes an agreement with PBM to form a joint venture pursuant to which both companies will make all their sales of existing drugs of abuse products (excluding sales to hospitals) (the “New Joint Venture”).  All products sold by the New Joint Venture will be manufactured by PBM.  The New Joint Venture will be owned equally by PBM and the Company and profits will be distributed in proportion to the trailing 12 month sales of products contributed to the venture.

The Company paid $1.25 million to PBM on April 7, 2005 and will pay PBM another $1.25 million by April 18, 2005 in resolution of all pending litigation between the companies, which will be dismissed without prejudice, but with both parties agreeing to certain limits on their ability to recommence litigation.  PBM also receives an option to permanently settle with prejudice certain claims relating to the Company’s acquisition of ABI in 2003 that are not part of any pending case in exchange for $1.75 million of collaborative R&D funding from the Company.  The parties also exchanged limited, non-transferable covenants not to sue the other for infringement of existing intellectual property and the parties have agreed to certain other terms and conditions relating to the use and enforcement of intellectual property owned by a previously existing joint venture between them.

The Company will record other expense of $4.25 million in its first quarter of 2005 results of operations as a result of the settlements described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.

Date: April 12, 2005	By:	/s/Jay McNamara
Jay McNamara
Associate General Counsel